Exhibit 23

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We have issued our report dated February 13, 2004, accompanying the consolidated financial statements included in the Annual Report of CCF Holding Company on Form 10-KSB/A for the year ended December 31, 2003. We hereby consent to the incorporation by reference of said report in the Registration Statement of CCF Holding Company on Form S-8 (File No. 333-35108).

/s/    PORTER KEADLE MOORE, LLP

Atlanta, Georgia

March 30, 2004